AGREEMENT

        THIS AGREEMENT is made and entered into effective this 29th day of January 2003, by and between XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XML"), XFORMITY, INC., a Delaware corporation ("Xformity"), Paradigm Group II, LLC ("Paradigm"). and Paradigm Millennium Fund, L.P, a Delaware limited partnership ("PMF").

RECITALS

        A.        Xformity has developed and is the owner of certain tangible and intangible properties and assets which are useful in business-to-business communications and transactions, known as the "Qube."

        B.        Paradigm has agreed to acquire from Xformity certain rights to use the Qube and to assign such rights to XML.

        C.        XML has agreed to accept the conveyance of such rights to use the Qube.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, and for other good and valuable consideration the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

        1.        Xformity agrees to grant, execute and deliver to Paradigm a transferable, nonexclusive, worldwide, perpetual and royalty-free license and OEM contract covering the right to commercially exploit the Qube, which OEM license and contract shall be substantially in the form of Exhibit 1 hereto.

        2.        In full payment and consideration for the OEM license and contract, Paradigm agrees to pay Xformity the following:
a.	The sum of $65,000, payable concurrently with the execution of this Agreement
b.	XML agrees to pay the following:

To Xformity: 1,075,000 shares of XML common stock from the securities described in Section 4 below, Class A warrants exercisable to purchase an additional 1,075,000 shares of XML common stock at an exercise price of $0.50 per share, and Class B warrants exercisable to purchase an additional 383,929 shares of XML common stock at an exercise price of $1.00 per share.

To Sergio Nesti: 325,000 shares of XML common stock from the securities described in Section 4 below, Class A warrants exercisable to purchase an additional 243,367 shares of XML common stock at an exercise price of $0.50 per share, and Class B warrants exercisable to purchase an additional 43,185 shares of XML common stock at an exercise price of $1.00 per share.

        3.        Concurrently with the execution and delivery of the OEM license and contract, Paradigm shall transfer and assign to XML all of Paradigm's right, title and interest in and to the OEM license and contract. Paradigm makes no representations and assumes no obligations to XML relative to any breach or default by Xformity under the OEM contract or as to any claim, debt, liability or obligation to any third party arising from the execution and assignment of the OEM contract to XML as provided for herein.

        4.        In consideration of the assignment of the OEM contract, XML shall issue to Paradigm 5,600,000 shares of XML common stock, Class A warrants exercisable to purchase an additional 5,681,633 shares of XML common stock at an exercise price of $0.50 per share, and Class B warrants exercisable to purchase an additional 2,072,886 shares of XML common stock at an exercise price of $1.00 per share.

        5.        Xformity agrees to provide to XML, at no additional cost, sufficient training to enable XML, its agents and representatives, to commercially utilize the Qube and related technology.

        6.        Concurrently with the execution and delivery of this Agreement, Paradigm shall complete its payment for the purchase of XML securities under that certain Common Stock and Warrant Purchase Agreement between Paradigm and XML dated as of August 23, 2002.

        7.        This agreement shall terminate and be null and void if Paradigm has not, on or before February 3, 2003, paid the balance of the purchase price for the XML securities under that certain Common Stock and Warrant Purchase Agreement dated August 23, 2002 between Paradigm and XML, for any reason.

        IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

XML - GLOBAL TECHNOLOGIES, INC.
ATTEST:
_____________________________________ Secretary	By:___________________________________ Peter Shandro, Chief Executive Officer
XFORMITY, INC.
ATTEST:
_____________________________________ Secretary	By:___________________________________ Title: _________________________________
Paradigm Millennium Fund, L.P.
ATTEST:
_____________________________________ Secretary	By:___________________________________ Title: _________________________________
Paradigm Group II, LLC
ATTEST:
_____________________________________ Secretary	By:___________________________________ Title: _________________________________